Exhibit 3.2.2

State of Delaware Secretary of State Division of Corporations Delivered 08:44 PM 12/02/2008 FILED 08:15 PM 12/02/2008 SRV 081159512 – 3001231 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COLLECTORS UNIVERSE, INC.,

a Delaware corporation

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

It is hereby certified that:

1. The present name of the corporation (hereinafter called the “Corporation”) is Collectors Universe, Inc., which is the name under which the Corporation was originally incorporated; the original Certificate of Incorporation of the Corporation was filed with the Secretary of State on February 3, 1999; an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State on November 9, 1999 and an Amendment to that Amended and Restated Certificate of Incorporation was filed with the Secretary of State on December 4, 2002.

2. The Board of Directors of the Corporation, at a duly called and noticed meeting held September 26, 2008, duly adopted resolutions setting forth a proposed second amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

“WHEREAS, it is deemed to be in the best interests of this Corporation and its stockholders that Article 4 of this Corporation’s Amended and Restated Certificate of Incorporation, as heretofore amended, be further amended to read in its entirety as set forth below.

“NOW, THEREFORE, BE IT RESOLVED, that Article 4 of the Amended and Restated Certificate of Incorporation of this Corporation, as heretofore amended, be and is hereby amended to read in its entirety as follows:

“ARTICLE 4

The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is 23,000,000 shares. The total number of shares of Common Stock which the Corporation shall have authority to issue is 20,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock which the Corporation shall have authority to issue is 3,000,000 shares, $0.001 par value per share. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Without limiting the generality of the foregoing authority, the Board of Directors shall have authority, with respect to each series, to determine the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and

(g) The rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.”

3. The foregoing amendment of the Amended and Restated Certificate of Incorporation was duly adopted by the stockholders of the Corporation, in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware at the Annual Meeting of Stockholders held on December 2, 2008 in accordance with the applicable provisions of Section 211 of the General Corporation Law of the State of Delaware.

In Witness Whereof, COLLECTORS UNIVERSE, INC. has caused this Certificate of Amendment to be signed by Michael R. Haynes, its duly authorized Chief Executive Officer, and attested by Joseph J. Wallace, its duly authorized Chief Financial Officer and Assistant Secretary, this 2nd day of December 2008.

COLLECTORS UNIVERSE, INC., a Delaware corporation

By:
Michael R. Haynes, Chief Executive Officer

ATTEST:

By:
Joseph J. Wallace, Chief Financial Officer and Assistant Secretary

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